Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-262043) on Form S-3, (No. 333-266106) on Form S-3, (No. 333-264117) on Form S-3D and (No. 333-234475) on Form S-8 of our reports dated March 7, 2023, with respect to the consolidated financial statements of Kinetik Holdings Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Houston, Texas
March 7, 2023